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Exhibit 4.1

JAMDAT MOBILE INC.

SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

        This SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (this "Agreement") is made and entered into as of October 24, 2003, by and among JAMDAT Mobile Inc., a Delaware corporation (the "Company"), the employees and officers listed on Schedule 1 hereto (collectively, the "Employee Holders" and each individually, an "Employee Holder") and the stockholders listed on Schedule 2 hereto (collectively, the "Stockholders" and each individually, a "Stockholder").

        WHEREAS the Company and eCompanies Wireless Enterprises LLC (and any successors or permitted assigns, including, without limitation, Sprint eWireless, Inc.) (the "Initial Investor") are parties to that certain Investor Rights Agreement dated December 1, 2000 (the "Initial Rights Agreement").

        WHEREAS the Company, the Initial Investor, the Employee Holders and certain of the Stockholders entered into that certain Investors' Rights Agreement, dated as of February 26, 2001 (the "Series B Rights Agreement"), which amended and restated the Initial Rights Agreement.

        WHEREAS the Company, the Initial Investor, the Employee Holders and certain of the Stockholders entered into that certain Amended and Restated Investor Rights Agreement, dated as of August 30, 2002 (the "Series C Rights Agreement"), which amended and restated the Series B Rights Agreement.

        WHEREAS the undersigned Stockholders are holders of all of the shares of Series B Preferred Stock and Series C Preferred Stock outstanding such that the Company and the undersigned Stockholders may amend, restate and supercede the Series C Rights Agreement on behalf of all parties thereto pursuant to Section 5.7 thereof and the Company, the Employee Holders and the Stockholders desire to amend and restate the Series C Rights Agreement in its entirety.

        WHEREAS it is a condition to the closing of the sale and purchase of Series D Preferred Stock (as defined below) by certain new Stockholders who are purchasers thereof, under the Purchase Agreement (as defined below), that the parties hereto amend and restate the Series C Rights Agreement and enter into this Agreement with such new Stockholders and that this Agreement be in full force and effect as of such closing.

        NOW, THEREFORE, the parties hereto hereby amend and restate the Series C Rights Agreement in its entirety as follows:

        1.    Registration Rights.    The Company covenants and agrees as follows:

          1.1    Definitions.    As used in this Agreement the following terms have the meanings indicated below:

            (a)   "Act" means the Securities Act of 1933, as amended.

            (b)   "Common Stock" means the Company's common stock, par value $.0001 per share.

            (c)   "Common Stock Equivalent" has the meaning set forth in Section 2.3(d).

            (d)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            (e)   "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

            (f)    "Founders' Stock" means the Company's Founders Convertible Preferred Stock, par value $.0001 per share.

            (g)   "Holder" means any person owning or having the right to acquire Registrable Securities or any assigns thereof in accordance with Section 1.11 hereof.

            (h)   "Patricof Stockholders" means those stockholders listed on Schedule 3 hereto.

            (i)    "Preferred Stock" means the Company's Founders' Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

            (j)    "Purchase Agreement" means that certain Series D Preferred Stock Purchase Agreement dated as of October 24, 2003 entered into between the Company and certain of the Stockholders.

            (k)   "Qualified IPO" means a firm commitment underwritten public offering pursuant to an effective registration statement under the Act covering the offer and sale of the Common Stock resulting in aggregate proceeds of not less than $30,000,000.

            (l)    "Register," "registered" and "registration" refer to the preparation and filing of a registration statement or similar document in compliance with the Act and the declaration or ordering of effectiveness of such registration statement or document.

            (m)  "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock and (ii) any Common Stock issued as (or issuable upon the conversion of) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a Holder in a transaction in which such Holder's rights under this Section 1 are not assigned. The number of shares of "Registrable Securities then outstanding" shall be equal to the number of shares of Common Stock outstanding that are Registrable Securities and the number of shares of Common Stock issuable pursuant to the then outstanding shares of Preferred Stock.

            (n)   "SEC" means the United States Securities and Exchange Commission.

            (o)   "Series B Preferred Stock" means the Company's 8% Series B Convertible Preferred Stock, par value $.0001 per share.

            (p)   "Series C Preferred Stock" means the Company's 8% Series C Convertible Preferred Stock, par value $.0001 per share.

            (q)   "Series D Preferred Stock" means the Company's 8% Series D Convertible Preferred Stock, par value $.0001 per share.

          1.2    Request for Registration.

            (a)   If at any time after the earlier of (i) the third anniversary of the date hereof or (ii) six months after the effective date of the first registration statement for a public offering of securities of the Company, the Company receives a written request from the Stockholders (which notice shall be signed by the Holders of at least 50% of the Registrable Securities held by the holders of Preferred Stock) that the Company file a registration statement under the Act covering the Registrable Securities then outstanding, then the Company shall (i) within 10 days of the receipt thereof, give written notice of such request to all Holders and (ii) effect as soon as practicable, and in any event within 120 days of the receipt of such request, the registration under the Act of all Registrable Securities that the Holders request to be registered, subject to the limitations of Section 1.2(b) or Section 1.10, within 20 days of receipt of such notice by the Company, such notice to be delivered in accordance with Section 5.5;

    provided, however, that the Company shall not be obligated to effect any registration pursuant to this Section 1.2(a) or Section 1.10 (x) unless the proposed aggregate offering price (valued at the high end of the proposed offering range) of the Registrable Securities requested to be included is greater than $10,000,000 or (y) after the Company has effected two registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective.

            (b)   If the Holders initiating the registration request hereunder (the "Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting (and if such registration will be the Company's first registered offering, it must be effected pursuant to a firm commitment underwriting), they shall so advise the Company as part of their request made pursuant to Section 1.2(a) and the Company shall include such information in the written notice referred to in Section 1.2(a). The underwriter or underwriters will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities (unless otherwise mutually agreed to by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(e) ) enter into an underwriting agreement in customary form and consistent with this Agreement with the underwriter or underwriters to be selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter or underwriters advise the Initiating Holders in writing that the dollar amount or number of shares of Registrable Securities and other shares of Common Stock or securities to be included in the offering exceeds the maximum dollar amount or number that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (the "Maximum Number of Shares"), then the Company shall include in such registration: (i) first, the Registrable Securities as to which registration has been requested by the Initiating Holders that can be sold without exceeding the Maximum Number of Shares (allocated pro rata among such Holders, as nearly as practicable, on the basis of the number of shares of Registrable Securities requested by each such Holder to be included in such registration), (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Registrable Securities as to which registration has been requested by the other Holders that can be sold without exceeding the Maximum Number of Shares (allocated pro rata among such Holders, as nearly as practicable, on the basis of the number of shares of Registrable Securities requested by each such Holder to be included in such registration) (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities that the Company proposes to sell that can be sold without exceeding the Maximum Number of Shares, and (iv) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other securities requested to be included by other stockholders who desire or have a right to include such securities in such registration to the extent that inclusion will not exceed the Maximum Number of Shares (allocated pro rata among such other stockholders, as nearly as practicable, on the basis of the number of shares of Common Stock or other securities requested to be included in such registration). If any Holder of Registrable Securities requesting registration disapproves of the terms of any underwriting or is not entitled to include all of such Holder's Registrable Securities in any offering, such Holder may elect to withdraw from such offering by giving written notice to the Company and the underwriter of its request to withdraw prior to the effectiveness of the registration statement. If all of the Holders of Registrable Securities who have requested to be included in a request pursuant to Section 1.2(a) withdraw from any proposed offering and, as a result, the registration statement is withdrawn prior to being declared effective, such request shall count as a registration provided for in Section 1.2(a) unless the withdrawing Holders pay their pro rata share (based on the number of shares initially proposed to be included in such registration statement) of the expenses incurred in connection with such registration statement.

          1.3    Piggyback Registration.

            (a)   If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders of the Company other than the Holders) any shares of Common Stock or securities convertible into Common Stock under the Act in connection with the public offering of such securities solely for cash (other than (i) a registration relating solely to the sale of securities to participants in a Company stock option or stock purchase plan, (ii) a registration in connection with a bona fide acquisition approved by the Board of Directors of the Company, or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after receipt of such notice by the Company in accordance with Section 5.5, the Company shall, subject to the limitations of Section 1.3(b), cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

            (b)   If the underwriter or underwriters for a registration pursuant to Section 1.3(a) that is to be an underwritten offering advise the Company and the Holders requesting inclusion in the registration, in writing, that the dollar amount or number of shares of Registrable Securities and other shares of Common Stock or securities to be included in the offering exceeds the Maximum Number of Shares, then the Company shall include in such registration:

              (1)   if the registration is a primary offering for the Company: (A) first, the shares of Common Stock or other securities that the Company proposes to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities as to which registration has been requested by Holders that can be sold without exceeding the Maximum Number of Shares (allocated pro rata among such Holders of Registrable Securities, as nearly as practicable, on the basis of the number of shares of Registrable Securities requested to be included in such registration); (C) to the extent the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities requested to be included in such registration by other stockholders who desire or have a right to include such securities in such registration to the extent the inclusion will not exceed the Maximum Number of Shares (allocated pro rata among such other stockholders, as nearly as practicable, on the basis of the number of shares of Common Stock or other securities requested to be included in such registration); and

              (2)   if the registration is for a secondary offering for any of the Company's security holders: (A) first, the shares of Common Stock or other securities that such security holders have requested to be included in such offering that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities as to which registration has been requested by Holders that can be sold without exceeding the Maximum Number of Shares (allocated pro rata among such Holders of Registrable

      Securities, as nearly as practicable, on the basis of the number of shares of Registrable Securities requested to be included in such registration); (C) to the extent the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities that the Company proposes to sell that can be sold without exceeding the Maximum Number of Shares.

              (c)   Any Holder may elect to withdraw its request for inclusion of its Registrable Securities in any registration pursuant to Section 1.3(a) by giving written notice to the Company of its request to withdraw prior to the effectiveness of the registration statement. The Company may also elect to withdraw any such registration at any time prior to the effectiveness of the registration statement and such withdrawal shall not require the consent of any Holder of Registrable Securities included therein.

          1.4    Obligations of the Company.    Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:

            (a)   Prepare and file with the SEC a registration statement with respect to the Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to 120 days or until the distribution contemplated in the Registration Statement has been completed.

            (b)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

            (c)   Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

            (d)   Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders.

            (e)   In the event of any underwritten registration, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriting or underwriters of such offering.

            (f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

            (g)   Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

            (h)   Provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

            (i)    Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this

    Section 1, if such securities are being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

            (j)    Use reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any Registrable Securities for sale in any jurisdiction, as soon as practicable.

            (k)   Comply with all applicable rules and regulations of the SEC and make generally available to its security holders earnings statements satisfying the provisions of Section 11(a) of the Act and Rule 158 thereunder (or any similar rule promulgated under the Act) no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) commencing on the first day of the first fiscal quarter of the Company, after the effective date of a registration statement, which statements shall cover said 12-month periods.

          1.5    Furnish Information.    It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as may be required to effect the registration of such Holder's Registrable Securities.

          1.6    Registration Expenses.    Except as otherwise provided in the last sentence of Section 1.2(b), all expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, Section 1.3 or Section 1.10, including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one counsel to the selling Holders (which may be Company counsel) shall be borne by the Company.

          1.7    Delay of Registration.    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.8    Indemnification.    If any Registrable Securities are included in a registration statement under this Section 1:

            (a)   To the extent permitted by law, the Company will indemnify and hold harmless each Holder of such Registrable Securities, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act, the Exchange Act or other federal or state law, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

            (b)   To the extent permitted by law, each Holder participating in a registration will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the Exchange Act or other federal or state law insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.8(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, however, that in no event shall any indemnity under this Section 1.8(b) exceed the net proceeds from the offering received by such Holder.

            (c)   Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8 but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

            (d)   If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution by a Holder under this Section 1.8(d) exceed the net proceeds from the offering received by such Holder less any amounts paid by a Holder pursuant to Section 1.8(b). The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

            (e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in this Agreement shall control.

            (f)    The obligations of the Company and the Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

          1.9    Reports Under the Exchange Act.    With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

            (a)   make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the public;

            (b)   take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to use Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the public is declared effective;

            (c)   file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act; and

            (d)   furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and any such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

          1.10    Form S-3 Registration.    In case the Company shall receive a written request from a Holder or Holders of Registrable Securities that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a portion of the Registrable Securities owned by such Holder or Holders, provided that at the time of such request the Company is eligible to use such form, the Company will:

            (a)   promptly give written notice of the proposed registration and any related qualification or compliance to all other Holders; and

            (b)   as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.10 if (i) Form S-3 is not available for such offering; (ii) the Holders propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters' discounts or commission) of less than $1,000,000; (iii) the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days after the receipt of the request of the Holder or Holders under this Section 1.10; provided, however, that the Company shall not use the right set forth in this clause (iii) more than once in any 12-month period or (iv) the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for a Holder or Holders pursuant to this Section 1.10.

            (c)   Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.10 shall not be counted as requests for registration or registrations effected pursuant to Section 1.2.

          1.11    Assignment of Registration Rights.    Subject to any restrictions on transfer under applicable law and pursuant to other agreements, the rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to (i) any partner, limited partner or retired partner of any Holder that is a partnership and any member or retired member of any Holder that is a limited liability company, (ii) any family member or family trust or similar entity for the benefit of any Holder who is an individual (or such Holder's family members), and (iii) a transferee or assignee of such securities who, after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (as appropriately adjusted for stock splits, stock dividends, combinations and other recapitalizations after the date hereof); provided, in each case, that: (A) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (B) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; and (C) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together with the partnership; provided, however, that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

          1.12    Limitations on Subsequent Registration Rights.    From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any class or series of the Company's securities other than the Registrable Securities to (i) include such securities in any registration filed under Sections 1.2 or 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder's securities will not reduce the amount of the Registrable Securities of the Holders that is included or (ii) make a demand registration that could result in such registration statement being declared effective before the earlier of either dates set forth in Section 1.2(a) or within 120 days of the effective date of any registration statement effected pursuant to Section 1.2.

          1.13    "Market Stand-Off" Agreement.    Each Stockholder hereby agrees that, during the period of time specified by the Company and an underwriter or underwriters of the Common Stock or other securities of the Company following the date of the first sale to the general public pursuant to a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter or underwriters, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose (other than to donees who agree to be similarly bound) any securities of the Company held by it any time during such period except securities included in such registration; provided, that: (i) all officers and directors of the Company and all other persons holding at least 1% of the outstanding shares enter into similar agreements; and (ii) such time period shall not exceed 180 days. Any release from the "Market-Stand-Off Agreement," shall be applied on a pro rata basis according to each Stockholder's percentage ownership. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities of each Stockholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such time period. Each Stockholder agrees to enter into a "lock-up" agreement in a form reasonably acceptable to such Stockholder for the benefit of the underwriter or underwriters in any such offering confirming the agreement set forth in this Section 1.13. The foregoing provisions of this Section 1.13 shall apply only to the Company's initial offering of equity securities and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement.

          1.14    Termination of Registration Rights.    No Holder shall be entitled to exercise any right provided for in this Section 1 after seven years following the consummation of the first sale of securities pursuant to a registration statement filed by the Company under the Act in connection with a firm commitment underwritten offering of its securities to the public. In addition, the right of any Holder to demand registration pursuant to Section 1.2 or request inclusion in any registration pursuant to Section 1.3 shall terminate as to any Registrable Securities held by any Holder at such time as such Registrable Securities may immediately be sold under Rule 144 during any 90-day period.

        2.    Covenants of the Company.

          2.1    Delivery of Financial Statements.

            (a)   So long as any Stockholder continues to hold shares of Preferred Stock or shares of Common Stock issued upon conversion thereof, the Company shall deliver to such Stockholder:

              (1)   as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, an income statement and statement of cash flows for such fiscal year and a balance sheet and statement of stockholders' equity as of the end of such fiscal year, in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied with prior practice for earlier periods ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company; and

              (2)   as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet and statement of stockholders' equity as of the end of such fiscal quarter, in reasonable detail, prepared in accordance with GAAP (with the exception of footnotes that may be required by GAAP), and accompanied by a certificate of the Chief Financial Officer or President of the Company certifying that such financial statements were prepared in accordance with GAAP and fairly present the financial condition of the Company and its results of operation for the period specified, subject to normal year-end audit adjustment; and

              (3)   within 30 days of the end of each month, an unaudited income statement and statement of cash flows for such month and an unaudited balance sheet for and as of the end of such month, in reasonable detail; and

              (4)   as soon as practicable, but in any event within 30 days prior to the beginning of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including income statements and statements of cash flows and balance sheets for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

            (b)   Upon written request, the Company shall also provide each Stockholder with such other information relating to the financial condition, business, prospects or corporate affairs of the Company as such Stockholder may from time to time request.

          2.2    Inspection.    The Company shall permit each Stockholder, at such Stockholder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Stockholder.

          2.3    Right of First Offer.    Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Stockholder (other than the Initial Investor and Sprint eWireless, Inc. whose sole and exclusive rights with respect to the subject matter of this Section 2.3 shall be those set forth in that certain Preemptive Rights Agreement dated August 18, 2000 (the "Preemptive Rights Agreement") among the Company, the Initial Investor and Sprint eWireless Inc. ("Sprint")) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any share of, any class of its capital stock other than as contemplated by the Purchase Agreement ("Shares"), the Company shall first offer such Shares to the Stockholders in accordance with the following provisions:

            (a)   The Company shall deliver written notice ("Notice") to each Stockholder stating (i) the Company's bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

            (b)   By written notification received by the Company within 20 calendar days after the date of the Notice, each Stockholder may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Stockholder bears to the total number of shares of Common Stock of the Company then outstanding on an as-converted basis. The Company shall promptly in writing inform each Stockholder that elects to purchase all the shares available to it (a "Fully-Exercising Stockholder") of any other Stockholder's failure to do likewise. During the 10-day period commencing after such information is received, each Fully-Exercising Stockholder shall be entitled to obtain that portion of the Shares for which Stockholders were entitled to subscribe but that were not subscribed for by the Stockholders that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully-Exercising Stockholder bears to the total number of shares of Common Stock issued and held by all Fully-Exercising Stockholders that wish to purchase a portion of the Shares.

            (c)   If all Shares referred to in the Notice that Stockholders are entitled to purchase pursuant to Section 2.3(b) are not elected to be purchased as provided in Section 2.3(b) hereof, the Company may, during the 90-day period following the expiration of the period provided in Section 2.3(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or person at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of such Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Stockholders in accordance herewith.

            (d)   The right of first offer in this Section 2.3 shall not be applicable (i) to the issuance of up to the aggregate number of shares of Common Stock reserved but unissued under the Company's 2000 Amended and Restated Stock Incentive Plan, as amended, as of the date hereof (as adjusted for any stock splits, stock dividends, repurchases, cancellations, or other similar capital modifications), including the issuance of any options, rights, warrants or other securities convertible into shares of Common Stock ("Common Stock Equivalents"), to officers, employees, directors, consultants and advisors of the Company pursuant to any stock option or stock purchase plan approved by the Board from and after the date hereof, (ii) to the issuance of up to 1,000,000 shares of Common Stock or Common Stock Equivalents, in the aggregate, when combined with any shares of Common Stock or Common Stock Equivalents issued pursuant to subclause (vi) below and as adjusted for any stock splits, stock dividends or other similar capital modifications, to vendors, financial institutions, equipment leasing companies, lessors or customers of the Company, (iii) to the issuance of shares of Common Stock as a dividend or distribution on any Preferred Stock provided that such dividend or distribution is paid ratably to all series of Convertible Preferred Stock, (iv) to the issuance of shares of Common Stock pursuant to the conversion or exercise of any options, rights, warrants or other convertible or exercisable securities outstanding as of the date hereof, (v) to the issuance of shares of Common Stock or Common Stock Equivalents in connection with a bona fide business acquisition by the Company that is approved by the Board, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (vi) to the issuance of shares of Common Stock or Common Stock Equivalents, from and after the date hereof, in connection with any joint venture or strategic alliance, the purchase of domain names and related trademarks and trade names, licensing, research and development, distribution or manufacture of the Company's products or services or the purchase of advertising placement, in each such case of up to 1,000,000 shares, in the aggregate, when combined with any shares of Common Stock issued pursuant to subclause (ii) above and as adjusted for stock splits, stock dividends or other similar capital modifications, (vii) if the Stockholders of a majority of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, each voting as a separate class, agree in writing to waive such right of first offer , (viii) after consummation of a Qualified IPO, or (ix) to the issuance of shares of Common Stock pursuant to the conversion of any Preferred Stock.

            (e)   The right of first offer set forth in this Section 2.3 may not be assigned or transferred, except that such right is assignable (i) by each Stockholder to any wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Act, controlled by or under common control with, any such Stockholder, (ii) by each Stockholder that is a venture capital fund to an affiliated venture capital fund and (iii) between and among the Stockholders. Notwithstanding the foregoing, each Stockholder shall be entitled to apportion the Shares to be purchased by it pursuant to the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

            (f)    The Stockholders acknowledge and agree that pursuant to the Preemptive Rights Agreement, Sprint has the right, to the extent that the Initial Investor waives or does not fully exercise its right of first offer under such agreement, to purchase the remaining portion, if any, of the shares subject to the Initial Investor's right of first offer, provided that the number of shares which Sprint may purchase shall be limited to such number of shares that corresponds to Sprint's then current aggregate direct and indirect fully diluted ownership position held in the Initial Investor. The Stockholders further acknowledge and agree that each of the Stockholders, other than the Initial Investor and Sprint, have no rights whatsoever under the Preemptive Rights Agreement. The Initial Investor further acknowledges and agrees that any waiver of the Initial Investor's rights of first offer under the Preemptive Rights Agreement shall not constitute a waiver of Sprint's rights thereunder and that such agreement shall remain in full force and effect.

          2.4    Qualified Small Business.    The Company covenants that so long as any of the shares of Preferred Stock, or the Common Stock into which such shares of Preferred Stock are convertible, are held by a Stockholder, or a transferee in whose hands such shares of Common Stock are eligible to qualify as Qualified Small Business Stock as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the "Code"), it will comply with any applicable filing or reporting requirements imposed by Section 1202(d)(1)(C) of the Code.

          2.5    Termination of Information and Inspection Covenants.    The covenants set forth in this Section 2 shall terminate and be of no further force or effect upon the sale by the Company of securities pursuant to a registration statement declared effective under the Act in connection with a Qualified IPO.

        3.    Right of First Refusal and Co-Sale Rights.

          3.1    Right of First Refusal in Favor of the Company.    If at any time a Stockholder receives a Bona Fide Third Party Offer (as such term is defined below) to purchase all or any portion of such Stockholder's capital stock and the Stockholder desires to accept such Bona Fide Third Party Offer (an "Offering Stockholder"), the Offering Stockholder shall, within 10 days of the receipt thereof, deliver a written notice (the "Offer Notice") to the Company, which notice the Company shall deliver to the other Stockholders concurrently therewith, setting forth the terms of the Bona Fide Third Party Offer and shall therein offer to sell such shares of capital stock (the "Offered Shares") to the Company on the terms set forth in the Bona Fide Third Party Offer. As used herein, "Bona Fide Third Party Offer" means an arms-length offer in writing by a third party that shall include at least the following: (i) the third party's express offer to purchase the Offered Shares, (ii) the price per share to purchase the Offered Shares, and (iii) the method of payment and other terms and conditions for the purchase of the Offered Shares. For a period of 10 days following receipt of the Offer Notice, the Company shall have the right and option, but not the obligation, to purchase any or all of the Offered Shares in the same manner and on the same terms and conditions as set forth in the Bona Fide Third Party Offer. If the Company elects to purchase any of the Offered Shares, the Company shall give a written notice to the Offering Stockholder of the Company's election within 10 days of receipt of the Offer Notice indicating the number of Offered Shares the Company is electing to purchase and shall consummate the purchase of such Offered Shares within 10 days of such notice of election upon the terms set forth in the Offer Notice. If the Company does not respond to the Offer Notice within such 10-day period, the Company shall be deemed to have declined to exercise its rights under this Section 3.

          3.2    Right of First Refusal in Favor of the Other Stockholders.    If the Company does not purchase all of the Offered Shares, the other Stockholders shall, for a period of 10 days from the expiration or waiver of the Company's right under Section 3.1, have the right to purchase all of the Offered Shares, or the remaining balance after the Company's repurchase of some of the Offered Shares (the "Remaining Shares"), upon the terms and conditions set forth in the Bona Fide Third Party Offer. If any Stockholder elects to purchase any of the Offered Shares (an "Exercising Stockholder"), such Exercising Stockholder shall give a written notice to the Offering Stockholder of the Exercising Stockholder's election within 10 days of expiration or waiver of the Company's right under Section 3.1 indicating the number of Offered Shares such Exercising Stockholder is electing to purchase up to an amount equal to such Exercising Stockholder's pro rata share of the Remaining Shares and shall consummate the purchase of such Offered Shares within 10 days of such notice of election upon the terms set forth in the Offer Notice. Each Exercising Stockholder's pro rata share of the Remaining Shares shall be equal to the aggregate number of Remaining Shares times a fraction, the numerator of which is the number of shares of Preferred Stock owned by such Exercising Stockholder on the date of receipt of the Offer Notice, and the denominator of which is the total number of shares of Preferred Stock held by all of the Stockholders on the date of the receipt of the Offer Notice. Each Exercising Stockholder shall also have a right of reallotment such that, if any other Stockholder fails to purchase its full pro rata share of the Remaining Shares, the other Exercising Stockholders may exercise an additional right to purchase, on a pro rata basis, the Remaining Shares not previously purchased. If any Stockholder does not respond to the Offer Notice within such 10-day period, such Stockholder shall be deemed to have declined to exercise its rights under this Section 3.

          3.3    Right of First Refusal by the Employee Holders.    If at any time an Employee Holder receives a Bona Fide Third Party Offer to purchase all or any portion of such Employee Holder's Common Stock now held or hereafter acquired and the Employee Holder desires to accept such Bona Fide Third Party Offer, an ("Offering Employee"), the Employee Holder shall, after first complying with the provisions of any other agreement to which such Employee Holder is a party that provides the Company the right of first refusal to purchase such shares, promptly deliver a written notice (the "Employee Notice") to the Stockholders setting forth the terms and conditions of the Bona Fide Third Party Offer and shall therein offer to sell such shares of Common Stock (the "Employee Offered Shares") to the Stockholders on the terms set forth in the Bona Fide Third Party Offer. If the Company or any other party with a right of first refusal with respect to the Employee Offered Shares does not purchase all of the Employee Offered Shares, the Stockholders shall, for a period of 10 days from the expiration or waiver of such rights, have the right to purchase all of the Employee Offered Shares, or the remaining balance after the Company's repurchase of the Employee Offered Shares (the "Remaining Employee Shares"), upon the terms and conditions set forth in the Bona Fide Third Party Offer. If any Stockholder elects to purchase any of the Employee Offered Shares, such Exercising Stockholder shall give a written notice to the Offering Employee of the Exercising Stockholder's election within 30 days of receipt of the Employee Notice indicating the number of Employee Offered Shares such Exercising Stockholder is electing to purchase up to an amount equal to such Exercising Stockholder's pro rata portion of the Remaining Employee Shares and shall consummate the purchase of such Employee Offered Shares within 10 days of the expiration or waiver of the Company's or other party's rights. Each Exercising Stockholder's pro rata share of the Remaining Employee Shares shall be equal to the aggregate number of Remaining Employee Shares times a fraction, the numerator of which is the number of shares of capital stock owned by such Exercising Stockholder on the date of receipt of the Employee Notice, and the denominator of which is the total number of shares of capital stock held by all of the Stockholders on the date of the receipt of the Employee Notice. Each Exercising Stockholder shall also have a right of reallotment such that, if any other Stockholder fails to purchase its full pro rata share of the Remaining Employee Shares, the other Exercising Stockholders may exercise an additional right to purchase, on a pro rata basis, the Remaining Employee Shares not previously purchased. If any Stockholder does not respond to the Employee Notice within such 10-day period, such Stockholder shall be deemed to have declined to exercise its rights under this Section 3.

          3.4    Non-Exercise of Right of First Refusal.    If the Company and the Stockholders do not purchase all of the Offered Shares and the Employee Offered Shares, the Offering Stockholder and the Offering Employee may sell the Offered Shares and the Employee Offered Shares that are not purchased by the Company or the Stockholders to the third party in accordance with the terms set forth in the Bona Fide Third Party Offer, provided, however, that if the proposed transaction is not consummated within 90 days of the date the Company or any Stockholder exercises, declines to exercise or is deemed to have declined to exercise its rights hereunder, then the Offered Shares and the Employee Offered Shares shall again be subject to all of the restrictions of this Section 3.

          3.5    Co-Sale Rights.    The Stockholders who have not exercised their right of first refusal pursuant to Section 3.3 with respect to the Employee Offered Shares shall have the right to participate in such sale of the Employee Offered Shares on the same terms and conditions as set forth in the Employee Holder Notice. If any Stockholder elects to participate in the sale of the Employee Offered Shares, such Stockholder shall give written notice to the Offering Employee of such Stockholder's election (a "Co-Sale Stockholder") within 30 days of receipt of the Employee Notice and the Offering Employee shall not consummate such sale except in compliance with this Section 3.5. To the extent that the Stockholders elect to participate in the co-sale (the "Co-Sale"), the number of Employee Offered Shares that the Offering Employee may sell in the transaction shall be correspondingly reduced. Each Co-Sale Stockholder may sell all or any part of the number of shares equal to the product obtained by multiplying (i) the aggregate number of Employee Offered Shares by (ii) a fraction, the numerator of which is the number of shares of capital stock held by each such Co-Sale Stockholder on the date of receipt of the Employee Notice and the denominator of which is the total number of shares of capital stock held by the Stockholders and Offering Employee on the date of receipt of the Employee Notice.

          3.6    Permitted Transactions.    The restrictions in this Section 3 shall not apply to the (i) transfer of any shares of Preferred Stock by any Stockholder either during such Stockholder's lifetime by gift, or on death by will or intestacy, to such Stockholder's ancestors, descendants, spouse, family trust or family partnership, provided, in each such case, the transferee or donee shall receive and hold such shares of Preferred Stock subject to this Agreement and there shall be no further transfer of such shares of Preferred Stock except in accordance with this Agreement,

  (ii) proposed sale by the Stockholder of any shares of the Preferred Stock to the public pursuant to an effective registration statement under the Act, or (iii) proposed sale by the Stockholder of any shares of the Preferred Stock in any transaction or series of transactions in which ownership of all or substantially all of the outstanding capital stock of the Company is being transferred.

          3.7    Legend.    The certificates evidencing the shares of Preferred Stock and Common Stock subject to this Agreement shall have endorsed upon them a legend substantially as follows:

      "THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS UPON TRANSFER AND OTHER RESTRICTIONS UNDER, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH, THE TERMS AND CONDITIONS OF THAT CERTAIN INVESTORS' RIGHTS AGREEMENT BY AND AMONG THE ISSUER, THE ORIGINAL HOLDER OF THE SHARES EVIDENCED BY THIS CERTIFICATE AND CERTAIN OTHER STOCKHOLDERS OF THE ISSUER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER."

          3.8    Termination of Rights.    The right of first refusal and co-sale rights set forth in this Section 3 shall terminate upon (i) the consummation of a Qualified IPO, (ii) a sale of all or substantially all of the assets of the Company, or (iii) a reorganization, merger or consolidation of the Company with or into any other corporation or entity, or exchange of outstanding securities of the Company, in which transaction the Company's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the voting securities of the surviving corporation or entity (or its parent).

        4.    Merger or Acquisition of the Company.

          4.1    If at any time during the term of this Agreement, the Board of Directors shall approve either of the following major corporate transactions:

            (a)   any transaction or series of related transactions involving any corporate reorganization, merger or consolidation which will result in the Company's stockholders immediately after such transaction not holding at least 50% of the voting power of the surviving or continuing entity entitled to vote in an election of the Board of Directors of such acquiring or surviving entity; or

            (b)   a sale of all or substantially all of the assets of the Company, whether pursuant to one or a series of related transactions, which will result in the Company's stockholders immediately after such sale not holding at least 50% of the voting power of the surviving or continuing entity entitled to vote in an election of the Board of Directors of the acquiring or surviving entity.

  then, all of the Stockholders and Employee Holders shall vote all of their shares of capital stock in favor of such transaction or series of related transactions, and all actions required in connection therewith, including but not limited to, amending the then existing Certificate of Incorporation of the Company, if at least a majority of the shares of capital stock of the Company then outstanding vote in favor of such transaction.

          4.2    Subject to the terms of this Agreement, and the rights of the Company to repurchase shares of capital stock, if the Company or any stockholder of the Company shall receive an offer from a third party to purchase 50% or more of the issued and outstanding shares of capital stock of the Company either for cash or securities and if such purchase or sale would not otherwise trigger a vote of the stockholders of the Company and, following appropriate stockholder approval, impose a statutory obligation to participate in the transaction, then, if a majority of the shares of capital stock of the Company then outstanding agree to participate in such sale, all of the Stockholders and the Employee Holders shall agree to participate fully in any such sale.

          4.3    Conditions to Drag Along.    Notwithstanding the provisions set forth in Section 4.1 and Section 4.2 of this Agreement, the obligation of the Stockholders to vote in favor of, raise no objection to and/or participate fully in any of the transactions referenced in Sections 4.1 and 4.2 of this Agreement (each a "Sale of the Company") as required by Sections 4.1 and 4.2 shall be subject to the satisfaction of each of the following conditions:

            (a)   Equal Consideration.    Subject to Section 4.3(b) below, upon the consummation of the Sale of the Company, all of the holders of the Company's Founder's Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock (together, "Securities") will receive the same form and amount of consideration per share of Founder's Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock, respectively, taking into account any applicable Liquidation Preferences to which the holders of Preferred Stock are entitled, or if any such holders are given an option as to the form and amount of consideration to be received, all holders will be given the same option.

            (b)   Form of Consideration.    The Stockholders shall not be required to accept consideration in a Sale of the Company other than cash or equity securities registered under the Exchange Act and listed on the New York or American Stock Exchange or the Nasdaq National Market ("Public Securities"). A Sale of the Company involving consideration other than cash or Public Securities may be effected and the rights provided in Sections 4.1 and 4.2 may be exercised only if the Stockholders receive consideration consisting solely of cash and Public Securities in respect of its Securities with the value of the consideration receivable in such a transaction to be determined in the manner described below. The value of the Securities shall initially be determined in good faith by the Board of Directors of the Company, and the Company shall provide written notice thereof to all of the Company's stockholders. If no objection is made to such determination within ten days by the Holders of a majority of the Founder's Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Common Stock, voting separately, the value determined by the Board of Directors of the Company shall be final and binding on all parties. If the Holders of a majority of the Founder's Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Common Stock object in writing to such valuation within ten days after receipt of notice from the Company, the Company shall select an independent financial appraiser, the holders of a majority of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting together as a single class or each voting as a separate class shall select an independent financial appraiser, and the two financial appraisers shall select a third independent financial appraiser to determine the value of the Securities. The cost and expense of these appraisers shall be paid by the Company.

            (c)   Out of Pocket Expenditures.    The Stockholders shall not be obligated to make any out of pocket expenditure prior to the consummation of the Sale of the Company, (excluding modest expenditures for postage, copies, etc.), and shall not be obligated to pay any expenses incurred in connection with a consummated Sale of the Company, except indirectly to the extent such costs are incurred for the benefit of all of the Company's stockholders and are paid by the Company or the acquiring party. Costs incurred by or on behalf of the Stockholders for their sole benefit will not be considered costs of the transaction hereunder.

            (d)   Limitations on Representations and Warranties.    The only representations, warranties or covenants that each of the Stockholders shall be required to make in connection with a Sale of the Company are representations and warranties with respect to its own ownership of the Company's securities to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims and reasonable covenants regarding confidentiality, publicity and similar matters. The liability of the Stockholders with respect to any representation and warranty or covenant made by the Company in connection with a Sale of the Company shall be several and not joint with any other person; and such liability shall be limited to a pro rata share of an escrow covering not more than 10% in the aggregate of the consideration payable to all stockholders of the Company. The Stockholders shall not be obligated to participate in a Sale of the Company unless they are provided an opinion of counsel to the effect that the sale in connection with such Sale of the Company is not in violation of the registration or qualification requirements of federal or applicable state securities laws, or, if the Stockholders are not provided with such an opinion, the Company shall indemnify the Stockholders for any violation.

            (e)   Other Agreements.    The Stockholders shall not be required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates.

            (f)    Covenant Not to Compete.    The Stockholders shall not be required to agree to any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to a Sale of the Company.

          4.4    Termination of Covenants.    The covenants set forth in this Section 4 shall terminate upon the earliest of (i) the consummation of a Qualified IPO or (ii) a Sale of the Company.

        5.    Miscellaneous.

          5.1    Successors and Assigns.    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. The Stockholders may assign some or all of the rights hereunder in accordance with the terms of this Agreement; provided, however, that any such assignment shall not release any Stockholder from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption.

          5.2    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof.

          5.3    Counterparts; Facsimile Signatures.    This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any signature page delivered by facsimile or telecopy machine shall be binding to the same extent as an original.

          5.4    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          5.5    Notices.    Any notice under this Agreement shall be in writing and any written notice or other document shall be deemed to have been given: (i) on the date of personal service of the parties, (ii) on the third business day after mailing, if the document is mailed by registered mail, (iii) one day after being sent by professional or overnight courier of national reputation, or (iv) on the date of transmission if sent by telecopy or other means of electronic transmission, with receipt confirmed. Any such notice shall be delivered or addressed to the Company at the address set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirements of this section shall not defeat the effectiveness of notice actually received by the addressee.

    If to the Company:

      JAMDAT Mobile Inc.
      3415 S. Sepulveda Blvd., Suite 500
      Los Angeles, CA 90034
      Facsimile: (310) 636-3103
      Attn: Craig S. Gatarz, Esq.
      Chief Operating Officer and General Counsel

    with a copy to:

      Sheppard, Mullin, Richter & Hampton LLP
      800 Anacapa Street
      Santa Barbara, California 93101
      Facsimile: (805) 568-1955
      Attn: C. Thomas Hopkins, Esq.

    If to a Stockholder:

      At the address set forth under each such Stockholder's name on the signature page hereto.

    with a copy to:

      Gunderson Dettmer
      155 Constitution Drive
      Menlo Park, California 94025
      Fax: (650) 321-2800
      Attn: Brett A. Pletcher, Esq.

          5.6    Expenses.    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          5.7    Amendments.    This Agreement may be amended, (including amendments adding classes of securities and/or additional parties to this Agreement, which shall not be deemed to impose a new, or increase an existing, obligation of any party) only with the written consent of the Company and the holders of a majority of the voting power of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then outstanding, voting together as a single class; provided however that any amendment of Section 4 that (i) imposes a new obligation on any party, (ii) increases any existing obligation of any party, or (iii) diminishes or waives any right or privilege of any party shall require the written consent of the Company and the holders of all the shares of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then outstanding (including securities into which such securities are convertible). Any amendment effected in accordance with this Section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company.

          5.8    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          5.9    Further Assurances.    Each Stockholder and the Company shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the other documents contemplated hereby and consummate and make effective the transactions contemplated hereby.

          5.10    Entire Agreement.    This Agreement and the other agreements and documents referred to herein (including the Exhibits and Schedules hereto) constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner with respect to the subject matter hereof by any representations, warranties or covenants except as specifically set forth herein or therein. This Agreement amends, restates and supersedes the Series C Rights Agreement, which shall be of no further force and effect upon execution hereof.

          5.11    Specific Performance.    The parties hereto hereby declare that it is extremely difficult and may be impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under Section 4 of this Agreement, and agree that the terms of Section 4 of this Agreement shall be specifically enforceable. If any party hereto or its heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim of defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

          5.12    Employee Holders.    This Agreement shall inure to the benefit of and be binding upon any Employee Holder, if and when such Employee Holder becomes a holder of any of the Company's Common Stock or becomes entitled to receive securities in a Sale of the Company upon the exercise or exchange of Common Stock Equivalents of the Company held by such Employee Holder.

[Signature pages follow]

        IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors' Rights Agreement as of the date first written above.

COMPANY:		STOCKHOLDERS:
JAMDAT MOBILE INC.		eCOMPANIES WIRELESS LLC, a Delaware limited liability company

By:	/s/ MITCH LASKY Name: Mitch Lasky Title: CEO	By:	/s/ CYNTHIA WATTS Name: Cynthia Watts Title:
Address:
2120 Colorado Blvd., 3rd Floor Santa Monica, CA 90404
EMPLOYEE HOLDERS:
SPRINT eWIRELESS, INC.

/s/ MITCH LASKY Mitch Lasky		By:	/s/ PAUL REDDICK Name: Paul S. Reddick Title: VP Business Development & Strategy
Address:
6160 Sprint Parkway KSOPHI1414-4A175 Overland Park, KS 66251 Attn: Paul Reddick
/s/ MICHAEL MARCHETTI Michael Marchetti
APAX EXCELSIOR VI, L.P.
		By:	Apax Excelsior VI Partners, L.P., Its General Partner
		By:	Patricof & Co. Managers, Inc. Its General Partner

/s/ SCOTT LAHMAN Scott Lahman		By:	/s/ PAUL VAIS Name: Paul Vais Title: Vice President
Address:
445 Park Avenue New York, NY 10022
[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

EMPLOYEE HOLDERS:

/s/ CRAIG GATARZ Craig Gatarz	/s/ ALEXANDRE TAILLEFER Alexandre Taillefer
Address:
297 St-Paul Street West Bureau 001 Montreal, Quebec H2Y 2A5 Canada
/s/ THOMAS ELLSWORTH Thomas Ellsworth	/s/ AUSTIN MURRAY Austin Murray
Address:
143 Wadsworth Avenue Santa Monica, CA 90405

/s/ MINARD HAMILTON Minard Hamilton	/s/ ZACHARY NORMAN Zachary Norman
Address:
2022 Louelle Avenue Venice, CA 90291

APAX EXCELSIOR VI-A C.V. L.P.
By:	Apax Excelsior VI Partners, L.P., Its General Partner
By:	Patricof & Co. Managers, Inc. Its General Partner
By:	/s/ PAUL VAIS Name: Paul Vais Title: Vice President
Address:
445 Park Avenue New York, NY 10022
APAX EXCELSIOR VI-B C.V. L.P.
By:	Apax Excelsior VI Partners, L.P., Its General Partner
By:	Patricof & Co. Managers, Inc. Its General Partner
By:	/s/ PAUL VAIS Name: Paul Title: Vice President
Address:
445 Park Avenue New York, NY 10022

PATRICOF PRIVATE INVESTMENT CLUB III, L.P.
By:	Apax Excelsior VI Partners, L.P., Its General Partner
By:	Patricof & Co. Managers, Inc. Its General Partner
By:	/s/ PAUL VAIS Name: Paul Vais Title: Vice President
Address:
445 Park Avenue New York, NY 10022
INTEL CAPITAL CORPORATION

By:	/s/ RAVI JACOB Name: Ravi Jacob Title: Vice President, Finance & Enterprise Services Group Asst Treasurer, M & A
Address:
Intel Capital Corporation c/o Intel Corporation Attn: Intel Capital Portfolio Manager 2200 Mission College Blvd., M/S RN6-46 Santa Clara, CA 95052 Fax Number: 408-765-6038
With a copy by e-mail to: Portfolio.manager@intel.com

QUALCOMM INCORPORATED

By:	/s/ WILLIAM E. KEITEL Name: William E. Keitel Title: Senior Vice President and Chief Financial Officer
Address:
5775 Morehouse Drive San Diego, CA 92121

SUN MICROSYSTEMS, INC.

By:	Name: Title:
Address:
Brian Sutphin VP, Corporate Strategy and Planning Sun Microsystems, Inc. 4120 Network Circle MS: SCA12-302 Santa Clara, CA 95054 Phone: (650) 960-1300 Fax: (408) 276-4202 Email: brian.sutphin@sun.com
With a copy to:
Don Scully, CB1S The Northern Trust Company Re: Sun Microsystems, Inc. 801 S. Canal Street Chicago, IL 60607 Phone: (312) 557-6309 Fax: (312) 557-6502 Email: ds71@ntrs.com

SHEPPARD, MULLIN, RICHTER & HAMPTON, LLP
By:	/s/ DAVID H. SANDS Name: David H. Sands Title: Partner
Address: 333 S. Hope Street, 48th Floor Los Angeles, CA 90071
HOPKINS-KANEOKA FAMILY TRUST, U/T/D JULY 2, 2002
By:	/s/ C. THOMAS HOPKINS Name: C. Thomas Hopkins Title: Trustee
Address: 800 Anacapa Street Santa Barbara, CA 93101

BENCHMARK CAPITAL PARTNERS IV, L.P.
as nominee for
Benchmark Capital Partners IV, L.P.
Benchmark Founders' Fund IV, L.P.
Benchmark Founders' Fund IV-A, L.P
Benchmark Founders' Fund IV-B, L.P.
and related individuals
By:	Benchmark Capital Management Co. IV, L.L.C., its general partner

By:	/s/ STEVEN SPURLOCK Name: /s/ Steven Spurlock Title:
Address:
2480 Sand Hill Road Menlo Park, CA 94025
With a copy to:
Gunderson Dettmer Attention: Brett A. Pletcher 155 Constitution Drive Menlo Park, CA 94025 Phone: (650) 463-5341 Fax: (650) 321-2800

SCHEDULE 1

EMPLOYEE HOLDERS

Investor
Mitch Lasky
Michael Marchetti
Scott Lahman
Craig Gatarz
Thomas Ellsworth
Minard Hamilton
Zachary Norman
Austin Murray
Alexandre Taillefer

SCHEDULE 2

STOCKHOLDERS

Investor	Total Number of Shares of Founders Preferred Stock	Total Number of Shares of Series B Preferred Stock	Total Number of Shares of Series C Preferred Stock	Total Number of Shares of Series D Preferred Stock
Apax Excelsior VI, L.P.	2,710,476	5,692,000	1,133,838	—
Apax Excelsior VI-A C.V. L.P.	221,587	465,334	92,693	—
Apax Excelsior VI-B C.V. L.P.	147,619	310,000	61,752	—
Patricof Private Investment Club III, L.P.	94,921	199,333	39,707	—
eCompanies Wireless Enterprises LLC	508,381	—	—	—
Sprint eWireless, Inc.	1,983,683	—	—	—
Intel Capital Corporation	—	2,222,222	667,023	—
Qualcomm Incorporated	—	2,222,222	4,629,630	—
Sun Microsystems, Inc.	—	2,222,222	667,023	—
Sheppard, Mullin, Richter & Hampton, LLP	—	—	92,592	—
Hopkins-Kaneoka Family Trust, u/t/d July 2, 2002	—	—	23,150	—
Benchmark Capital Partners	—	—	—	7,534,247
Total	5,666,667	13,333,333	7,407,408	7,534,247

SCHEDULE 3

PATRICOF STOCKHOLDERS

Apax Excelsior VI, L.P.

Apax Excelsior VI-A C.V. L.P.

Apax Excelsior VI-B C.V. L.P.

Patricof Private Investment Club III, L.P.

QuickLinks

JAMDAT MOBILE INC. SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
SCHEDULE 2 STOCKHOLDERS
SCHEDULE 3 PATRICOF STOCKHOLDERS